Wizard World Reports First Quarter 2015 Results

El Segundo, CA, May 18, 2015 – Wizard World, Inc. (OTCBB: WIZD) (“Wizard World” or the “Company”), a leading provider of Comic Cons and pop culture conventions across the world, today announced that the Company has released its financial results for the first quarter 2015 in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015 (the “Q1 2015”).

Highlights of the results of Q1 2015 include:

●	The Company hosted seven events in Q1 2015: New Orleans, Portland, Madison WI, Indianapolis, Cleveland, Chicago Fan Fest, and Raleigh bringing fans together with their favorite celebrities, artists, exhibitors in a pop culture and multimedia experience.

●	Convention revenue for Q1 2015 was $6,101,429, an increase of $928,231 from $5,173,198 reported in the comparable period in 2014. The increase in convention revenue is primarily attributable to operating four more events than in 2014. However, the average revenue generated per event in 2015 declined to $871,633 as compared to $1,724,399 during 2014 due to running four additional shows in new, developing markets.

●	Operating expenses were $2,069,730 in Q1 2015, as compared to $1,220,969 for the same period in 2014, which was the result of increases in staffing and employment costs due to the increased number and size of the events.

●	Loss from operations was $(550,465) in Q1 2015, as compared to an income of $692,202 for the comparable period in 2014. The decrease is primarily attributable to running more events with increased fixed costs and increased advertising and marketing expense.

●	The Company incurred additional expense of $431,476 for its CONtv joint venture with Cinedigm.

●	The Company reported a net loss of $(981,941) or loss per share of $(0.02) for Q1 2015, as compared to a net income of $692,041 or income per share of $0.01, in the comparable period in 2014.

●	As of March 31, 2015, the Company had working capital of $2,496,995 and as of May 14, 2015, there were 51,358,386 shares of common stock issued and outstanding.

Additional highlights from the first quarter of 2015 include:

●	On February 3, 2015, the Company announced a partnership with FansTang, the largest provider of localized international live events content, social media content and non-studio Hollywood and related video content into the China marketplace to produce a pop culture convention May 30 - June 1, 2015, in the People’s Republic of China. The event will be the first international venture outside of North America for Wizard World.

●	On March 3, 2015, the Company officially launched CONtv, a subscription-based digital service that bring fans their favorite films, television series, comics, behind the scenes access to Wizard World Comic Cons and more.

●	On April 21, 2015, the Company launched ComicConBoxTM , a subscription-based premium monthly box service which offers fans the opportunity to receive exclusive collectibles, toys, technology, games, licensed artwork, comics, apparel, Wizard World Comic Con tickets, VIP discounts and more, delivered right to their doors. The Company sold out the first edition of ComicConBoxTM within the first week it was launched.

“This is truly an exciting time for our Company as we venture into new and exciting markets. We believe that China is a stepping stone for many more opportunities in international markets and both CONtv and ComicConBox are additional revenue streams above our 27 events this year,” commented John Macaluso, CEO of Wizard World. “We believe we are on track to take Wizard World to the next level in becoming a market leader in providing the ultimate pop-culture experience.”

The Company has 24 cities in its 2015 nationwide tour (subject to change). To find a Wizard World Comic Con in a city near you, please go to: http://www.wizardworld.com/.

The Company encourages shareholders to not rely on this press release and to refer to the Company’s Quarterly Report on Form 10-Q for full disclosure relating to the first quarter financial report, filed with the United States Securities and Exchange Commission on May 15, 2015, which can be found at www.sec.gov.

About Wizard World, Inc.

Wizard World (OTCBB: WIZD) produces Comic Cons and pop culture conventions across North America that celebrate the best in pop-fi, pop culture, movies, television, cosplay, comics, graphic novels, toys, video gaming, sci-fi, gaming, original art, collectibles, contests and more. A first-class lineup of topical programming takes place at each event, with celebrity Q&A’s, the Wizard World Film Festival, comics-themed sessions, costume contests, movie screenings, evening parties and more. Wizard World also produces socialcon featuring social media stars, CONtv, a digital media channel in partnership with leading independent content distributor Cinedigm™, and ComicConBox™, a premium subscription-based monthly box service. Fans can interact with Wizard World on Facebook, Twitter, Pinterest, Instagram and other social media services.

For more information and full event schedule, visit: www.wizardworld.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Wizard World, Inc. may differ materially from those anticipated. Although Wizard World, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Wizard World, Inc. can provide no assurance that any of the forward-looking statements contained in this letter will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this letter, such information should not be regarded as a representation by Wizard World, Inc. that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Wizard World, Inc.’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Wizard World, Inc. does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Wizard World, Inc.

Jerry Milani, 646-512-5022

pr@wizardworld.com

Investor Relations

IR@wizardworld.com